UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2018

Rich Uncles Real Estate Investment Trust I

(Exact name of registrant as specified in its charter)

California	000-55623	37-6511147
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3090 Bristol Street, Suite 550
Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 742-4862

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. John Wang has resigned as a member of the board of trust managers (the “Board”) of Rich Uncles Real Estate Investment Trust I (the “Company”) effective December 31, 2018. Mr. Wang resigned voluntarily and his decision was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Item 8.01	Other Events.

On December 28, 2018, the Company announced that it anticipates that the Board will announce its determination of the Company’s estimated per share net asset value (“NAV”) on or about January 14, 2019 (the “Price Announcement Date”). The estimated per share NAV will be determined by the Board using the Process described in Determination of Estimated Per Share Value in Item 5 of the Company’s Form 10-K for the year ended December 31, 2017. Effective on the Price Announcement Date, the Company will begin offering shares of its common stock pursuant to its dividend reinvestment plan at a price equal to the revised estimated per share NAV, which may be different from the current $10.66 per share purchase price.

Beginning with repurchase requests made on or after December 17, 2018, all shares of common stock requested for repurchase under our share repurchase program will be repurchased by us at a price determined based on our new estimated per share NAV. All requests for the repurchase of shares of our common stock that were submitted prior to December 17, 2018 will be repurchased by us on or prior to January 11, 2019 at a price based on our current NAV of $10.66 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICH UNCLES REAL ESTATE INVESTMENT TRUST I (Registrant)

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Financial Officer

Date: December 28, 2018